MASTERWORKS

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Agreement***") is made and entered into this 6th day of July, 2020 (the "Effective Date"), by and between Greppon Advisors, LLC, a Delaware limited liability company with an address at One North Breakers Row #433, Palm Beach, FL 33480 ("***Seller***") and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 497 Broome Street, New York, New York 10013 ("***Agent***"). Seller is acting on behalf of the sole legal and beneficial owner ("***Owner***") of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and Seller has the authority to sell the Work on behalf of the Owner. References to the "Work" shall be deemed to include the original artist's frame as the context requires. Agent is acting as agent on behalf of Masterworks 016, LLC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is ONE MILLION SIX-HUNDRED THOUSAND U.S. DOLLARS ($1,600,000) (the "***Purchase Price***"). The Purchase Price shall be paid as follows: (i) a deposit representing THREE HUNDRED TWENTY THOUSAND U.S. DOLLARS ($320,000) shall be paid upon execution of this Agreement (the "***First Installment***") and (ii) the remaining ONE MILLION TWO HUNDRED EIGHTY THOUSAND U.S. DOLLARS ($1,280,000) of the Purchase Price (the "***Final Installment***") shall be paid on or before August 20th, 2020. Agent shall pay the Purchase Price for the account of Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B (the "Original Invoice"), which shall be verbally confirmed by either Mariya Golovina or Nigel Glenday on behalf of Buyer and Valeria Kostern on behalf of Seller prior to payment. Upon written request of Seller (which may be via email) at any time prior to the date of any payment of the Purchase Price hereunder, Agent will make all or a portion of such payment in Euros in lieu of U.S. Dollars at the prevailing spot rate of exchange available to Buyer through its exiting banking relationships. For the avoidance of doubt, for all purposes of this Agreement the Purchase Price shall be denominated in U.S. Dollars. The Invoice reflects the fact that the Final Installment will be paid to two separate accounts. At any time on or prior to three (3) business days prior to the Closing Date, Seller may deliver to Agent an amended Invoice (an "***Amended Invoice***") that reflects an adjustment to the allocation of payments of the Final Installment between the two accounts listed on the Original Invoice, provided that any such Amended Invoice shall (i) not reflect any change to the aggregate amount payable by Agent with respect to such Final Installment or the currency in which such Final Installment shall be paid, and (ii) be evidenced by a notarized signature from a duly authorized representative of Internationales Bankenhaus Bodensee AG, with offices located at Otto-Lilienthal-Straße 888046 Friedrichshafen, Germany ("***IBB***"). For the avoidance of doubt, an Amended Invoice delivered to Agent that satisfies the conditions of clauses (i) and (ii) above (a "***Valid Amended Invoice***") shall replace and supersede the Original Invoice and any prior Valid Amended Invoice, if any, for all purposes of this Agreement. Agent shall make payment of the Final Installment in accordance with the Original Invoice or the Valid Amended Invoice, if any, in effect on the Closing Date.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work, and Seller has full authority to negotiate the Agreement and sell the Work on behalf of Owner.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"), except for any and all security interests and encumbrances relating to the Work in favor of IBB ("***IBB Liens***") that will be extinguished concurrently with the payment of the Final Installment. Neither the Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and at the Closing Date, as stated in the condition report attached hereto as Exhibit A (the "***Condition Report***"). Prior to shipment to the Deliver Location, Brandl shall prepare a new condition report for the Work at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report as of the Closing Date, Buyer shall have the right to terminate the Agreement.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller, on behalf of itself and Owner, does hereby agree to indemnify, defend and hold Agent, Buyer and IBB free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent, Buyer and or IBB as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent, Buyer and or IBB arising by reason of, or in connection with, the breach or alleged breach by Seller or Owner of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer free of all liens and encumbrances, including the IBB Liens. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. STORAGE AND CARE OF THE WORK.

4.1. BETWEEN THE EFFECTIVE DATE AND THE DATE ON WHICH SELLER PACKS AND SHIPS THE WORK FOR DELIVERY TO THE DELIVERY LOCATION, SELLER SHALL STORE THE WORK AT PREMISES LOCATED AT BRANDL TRANSPORT GMBH, ROBERT-PERTHEL-STRASSE 20, 50739 KOLN, GERMANY ("***Storage Facility***"). Seller shall not relocate the Work without Agent's prior written approval.

4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is shipped to the Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. INSURANCE. Seller represents that the Work is and will remain insured under Seller's fine arts policy for an amount equal to or in excess of the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both (i) Seller's shipment of the Work to the Delivery Location and (ii) payment by Buyer of the full Purchase Price. From and after the Effective Date until shipment of the Work to the Delivery Location, Buyer shall be named as an additional insured and a "loss payee" on such policy in the amount of the First Installment. On the Effective Date, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee.

6. TITLE. The ***"Closing Date"*** shall mean the date upon which Agent has paid the full Purchase Price to Seller. On the Closing Date, subject only to Agent's payment of the full Purchase Price in accordance with this Agreement, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity in the possession of Seller. Seller shall be responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Closing Date, if Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "***Delivery Location***").

7.2. Seller shall be responsible for arranging packing and shipping the Work from its current location to the Delivery Location and insuring the Work until the Closing Date. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work to the Delivery Location pursuant to this Agreement and shall pay for storage at the Delivery Location prior to the Closing Date, provided that all shipping and packing costs shall be approved in advance in writing by Agent.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION. Seller shall arrange for the preparation and delivery to Agent of a Condition Report prepared by an independent conservator immediately prior to packaging the Work for shipment to the Delivery Location to confirm the good condition of the Work at the time risk of loss transfers to Buyer. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report prepared prior to shipment.

10. ARTISTS FRAME. Before or immediately following the Closing Date, Seller will arrange to permit a representative of Buyer to take possession of the original artist'sframe at Seller's offices or Seller's storage facility in London. .

11. MISCELLANEOUS. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. and Seller, on behalf of itself and Owner, agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

GREPPON ADVISORS, LLC

BY:
ITS: Managing Director

AGENT:

MASTERWORKS GALLERY , LLC

Mariya Golovina

BY: MARIYA GOLOVINA
ITS: DIRECTOR OF ACQUISITIONS

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

MICHAEL TRIER
RESTAURIERUNG, KONSERVIERUNG

MASTERWORKS
Masha Golovina
497 Broome St.,
New York, NY 10013
USA

George Condo
Staring into Space, 2014
acrylic, charcoal and pastel on linen
52.5 x 43.5 inches
under protective glassing, backside protection
(artist's frame)

CONDITION REPORT

The above canvas by George Condo has been inspected by me on June 30, 2020 in a Cologne art storage. Inspection was carried out using daylight and raking light.

The artwork is perfectly sealed under museum acrylic and a rigid backside protection. The framing has obviously never been opened. There is no evidence of any damage, restoration attempt or similar.

In my opinion the condition therefore is excellent and flawless.

Cologne, July 2, 2020

Michael Trier

Atelier Michael Trier   Auf dem Römerberg 18   50968 Köln   +49 151 2124 4010   trierkunst(at)gmail.com

EXHIBIT B

INVOICE

EXHIBIT C

BILL OF SALE

Dated: ___________ __, 2020		
Sold by:	Greppon Advisors, LLC	("Seller")
Sold to:	Masterworks 016, LLC 497 Broome Street New York, New York 10013	("Buyer")
Artist: Title: Execution:	George Condo Staring into Space 2014 - 2015	(the "Work")
NY Sales Tax: Purchase Price:	None Withheld; Delaware Delivery $1,600,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated July 6, 2020, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

Greppon Advisors, LLC

____
BY:
ITS: